EXHIBIT 99. 1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Announces Appointment of Gary R. Enzor as Chief Executive Officer

TAMPA, Fla. – June 14, 2007 – Quality Distribution, Inc. (the “Company”) (Nasdaq: QLTY) today reported that effective immediately, Gary R. Enzor will assume the role of Chief Executive Officer from Gerald L. Detter.

Mr. Enzor is currently the President and Chief Operating Officer of the Company. He will continue to handle those responsibilities as well as the duties of CEO. Prior to joining the Company, Mr. Enzor was Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. Prior to Swift, Mr. Enzor served as the Vice President & Chief Financial Officer of Honeywell Aerospace Electronic Systems, and held management positions with Dell Computer and Allied Signal.

Mr. Detter continues to serve as Chairman of the Board. “I have enjoyed my association with Quality Distribution over the past 2 years,” said Mr. Detter. “We have an extremely talented senior management team. I consider myself very fortunate to have worked closely with them, and specifically with Gary. His dynamic, energetic leadership style and his depth of transportation knowledge have been invaluable assets to Quality and to me. The time is right for me to transition from the CEO role under the Board-approved succession plan, knowing that Quality has a bright future with Gary at the helm.”

Mr. Enzor stated, “It has been an honor and a privilege to work with an individual of Jerry’s caliber and experience. Quality is a much better company today, due in large part to Jerry’s direction. He helped lay the foundation for our future growth and improved operating results. I appreciate Jerry’s mentorship and guidance, and I look forward to continuing our close working relationship.”

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution, Inc. is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This news release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact: Diane Helland

Director of Investor Relations

800-282-2031 ext. 7362